EXHIBIT 10.1

gep capital group, ltd.

January 22, 2010

Mr Yang Liankuan, Chairman
Gold Horse International, Inc.
c/o Jin Ma Group Co., Ltd.
31, TongDao South Road, Huiming District
Hohot, Inner Mongolia
People’s Republic of China

Dear Mr Yang,

For nearly five years, GEP has been a strong supporter of Gold Horse International (GHII), and we continue to work with the Company to assist its growth and support from US capital markets and shareholders. On several occasions, we have suggested programs to enhance the value of the Company. To date, few of these suggestions has been put in place, but we understand that GHII has had limitations, especially cash outlay for such programs.

1.

Purpose of Engagement. GEP will assist the Company by acting as its Financial Consultant in connection with the Company’s business activities, assisting the Company in accomplishing its business objectives and maximizing shareholder value. The ultimate goal is for the Company to move to a senior stock exchange and obtain additional funding for its growth and expansion.

2.

Term and Termination of Engagement. The term (“Term”) of GEP’s exclusive engagement will begin on the date hereof and end on the earlier of: (1) twelve (12) months from the joint signature date of this Agreement as appearing on page 6 ; or (2) written notice of termination by the Company, but not sooner than 90 days from the joint signature date of this Agreement as appearing on page 6.

3.	Services. GEP will provide its services as the Company’s Financial Consultant, on a “best efforts” basis, and furnish the following services, with no cash outlay required by the Company:

a)

Assist the Company in the revamping and maintaining a new, completely redesigned website, with updated features and information for the Company. This website could attract new investors and investment groups by putting a modern and attractive face on GHII. A website is a company’s “business card”, and the GHII website is badly outdated and in need of a facelift. GEP will work cooperatively with the Investor Relations firm to achieve this goal. The Investor Relations firm, under contract to GHII, is responsible for the design, maintenance and updating of the website. GEP will work cooperatively with the Investor Relations firm on this project at no cost to the Company.

b)

Move the Company to a senior stock exchange by working with an Investment Banker and US law firm. This is a costly and time-consuming process, but the Company will not bear any expenses, which shall be paid by GEP. The target stock price, upon a reverse split of the stock outstanding, would be a minimum of USD four dollars ($4.00). In summary, GEP will bear the legal costs of uplisting GHII to a senior exchange.

gep capital group, ltd.

c)

Design, organize and schedule a road show, once GHII moves to Nasdaq or AMEX or other senior stock exchange. The purpose of this promotion would be to secure additional financing of $6 million USD or more under favorable terms and conditions. If the Company sends its senior management, including its CEO and CFO, on the entire road show in the US, GEP will be responsible for all cost related to the road show.

4.	In connection with Consulting Services:

	a)	Assist with the strategic analysis of the Company’s business objectives and specific advice given on balancing these objectives with the expectations of the financial markets;

	b)	Assist in the preparation and implementation of a strategic plan for the Company, with a view towards enabling the Company to achieve its financial goals;

	c)	Assist with the development and implementation of moving GHII to a senior stock exchange.

5.	In connection with the Private Placement:

a)

The Company will engage GEP as its exclusive source and selector of a private Placement Agent and lead manager in connection with any such private placement. GEP will engage a licensed Broker Dealer as the Placement Agent on behalf of the Company.

b)

The Company expects to undertake a private placement offering, which will consist of $6,000,000 USD in gross proceeds. The Private Placement Offering (“PPO”) document will set a minimum and maximum investment total at which level funds will be transferred to the Company; this minimum and maximum level will be determined by the Company in concert with the authorized PPO agent.

c)

The closing of the initial private placement shall occur after completion of a road show in the United States, under the control and direction of GEP. The Company will give its full cooperation and support to this strategy.

d)

Assist the Company and its legal counsel in negotiations with Prospective Investors and in the preparation of marketing materials to describe the Company, the Securities and/or the private placement and any other documentation necessary to complete the private placement (collectively, the “Offering Documents”);

	e)	Advise the Company specifically on the terms, conditions and structure of the securities and the suitable pricing, timing and size for the private placement (the “Offering”);

gep capital group, ltd.

	f)	Assist the Company with the identification and negotiation of prospective purchasers of the securities (the “Prospective Investors”) in the qualifying jurisdictions, on a “best-efforts” basis.

4.

Fees. Except as otherwise provided herein, during the term of this Agreement, in consideration for the services described above, GEP shall be entitled to receive, and the Company agrees to pay to GEP, the following compensation:

a)

Placement Agent’s Fee. The Company shall pay to the Placement Agent, chosen by GEP, a cash placement fee (the “Placement Agent’s Fee”) equal to eight percent (8%) of the aggregate purchase price paid by each purchaser of Securities that are placed in the Offering by the Placement Agent. The Placement Agent’s Fee shall be paid at the closing of the Offering (the “Closing”) from the gross proceeds of the Securities sold. GEP and the Company shall each be authorized to utilize sub-placement agents and finders in its discretion, provided that GEP agree on who shall be utilized, such agreement not to be unreasonably withheld, and provided further that the use of any sub-Placement Agent by GEP shall not increase any fees (including cash or warrants) or expenses payable by the Company under this Agreement.

b)

Warrants. As additional compensation for the Services, the Company shall issue to GEP or its designees at the closing of the Offering (the “Closing”), warrants (the “GEP Warrants”) to purchase that number of shares of common stock of the Company (“Shares”) equal to ten (10%) of the aggregate number of Shares placed in the Offering by GEP. The GEP Warrants shall have the same terms, including exercise price and registration rights, as the warrants issued to investors (“Investors”) in the Offering. If no warrants are issued to Investors, the GEP Warrants shall have an exercise price equal to 120% of the price at which Shares are issued to Investors, an exercise period of five years and registration rights for the Shares underlying the GEP Warrants equivalent to those granted with respect to the Shares. To clarify, the GEP Warrants will be transferred in whole or in part to the Placement Agent; there will be no additional warrants beyond those described in this paragraph to secure the required funding.

c)

Consulting Fees. GEP will receive 3 million restricted common shares of GHII, issued upon the execution of this Agreement. The Company will have no additional cost to complete the suggested programs, until it receives additional funding of $6 million USD, at which time standard investment banking fees (see “a” and “b” above) will be deducted from the gross funds by the placement agent.

GHII Stock Certificate issued to:	GEP Capital Group, Ltd. 5030 Champion Blvd. Building G6, Suite 308 Boca Raton, Florida 33496 United States of America

gep capital group, ltd.

5.	Obligations.

a)

Costs. GEP shall bear the costs of all Chinese and Western legal work, related to the reverse stock split, the moving GHII to a senior exchange, assisting with the creation and maintenance of a new website, and related programs.

b)

Chinese Government Approvals. The Company must maintain all Chinese Government approvals, permits, certificates, Circular 10, SAFE 75 and Circular 106 compliance/approvals, legal opinions, etc. and any additional approvals necessary to execute the Private Placement. Any costs related to meeting these governmental regulations shall be borne fully by the Company.

	c)	Use of Proceeds. The Company and GEP shall agree to a detailed use of proceeds to be furnished by the Company, including but not limited to the following:

(i) Investor Relations Program. From the offering proceeds, GHII agrees to engage a qualified Investor Relations firm for the ensuing 2 years of operation. The Investor Relations firm engaged by GHII must meet the approval and requirements of the Investment Banker. GHII must remain current in its obligations and commitments to the Investor Relations firm at all times during the term of its contract with that firm.

(ii) Use of Proceeds Presentation. Company will devise a detailed explanation of Use of Proceeds to grow and expand the Company. GHII management will work closely with its Chief Financial Officer, GEP and the Investment Banker to devise such a presentation for Use of Proceeds. The Investment Banker has final approval of the Use of Proceeds plan.

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gep capital group, ltd.

If you are in agreement with the foregoing Agreement, please sign, date and return via email or fax to GEP at your earliest convenience.

AGREED AND ACCEPTED BY:

GEP Capital Group, Ltd.		Gold Horse International, Inc.

By:	/s/ Tan Shaohua	By:	/s/ Yang Lian Kuan

Tan Shaohua Director		Yang Lian Kuan Chairman

Date: January 28th, 2010		Date: January 28th, 2010